Exhibit 10.20
FORM OF
DR PEPPER SNAPPLE GROUP, INC.
ANNUAL CASH INCENTIVE PLAN
          1. Plan. This Dr Pepper Snapple Group, Inc. Annual Cash Incentive Plan (this “Plan”) was adopted by Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Company”), to reward certain employees of the Company or its Subsidiaries by enabling them to receive performance-based cash compensation.
          2. Objectives. This Plan is designed to attract and retain employees of the Company and its Subsidiaries and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making cash awards under this Plan based on the achievement of certain performance goals. All awards payable under the Plan to Executive Officers are intended to be deductible by the Company under Section 162(m) (as such terms are defined below).
          3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:
     “Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).
     “Award Agreement” means any written agreement (including in electronic form) between the Company and a Participant setting forth the terms, conditions and limitations applicable to a Performance Cash Award.
     “Board” means the board of directors of the Company.
     “Cadbury Board” means the board of directors of Cadbury Schweppes plc.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means, on and after the Separation Date, the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board as may be designated by the Board to administer the Plan and, prior to the Separation Date, a committee of the Cadbury Board appointed by the Cadbury Board.
     “Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the following six months.
     “Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m).

     “Participant” means an Employee to whom a Performance Cash Award has been made under this Plan.
     “Performance Cash Award” or “Award” means the grant of any award to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of the Plan, which award is subject to the attainment of one or more Performance Goals.
     “Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Cash Award shall be earned.
     “Publicly Traded Date” means the first day the U. S. Securities and Exchange Commission declares the Form 10 registration statement effective.
     “Section 162(m)” means Section 162(m) of the Code and any Treasury Regulations and guidance promulgated thereunder.
     “Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.
     “Separation Date” means [                    ], 2008.
     “Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
          4. Eligibility. All Employees are eligible for Performance Cash Awards under this Plan in the sole discretion of the Committee.
          5. Administration.
     (a) Authority of the Committee. Subject to the provisions hereof, this Plan shall be administered and interpreted by the Committee. The Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to make factual and legal determinations and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its sole discretion, provide for the acceleration of vesting of a Performance Cash Award, eliminate or make less restrictive any restrictions contained in a Performance Cash Award, waive any restriction or other provision of this Plan or a Performance Cash Award or otherwise amend or modify a Performance Cash Award in any manner that is (i) not materially adverse to the Participant to whom such Performance Cash Award was granted, or (ii) consented to by such Participant. The Committee may make a Performance Cash Award to an individual who it expects to become an employee of the Company or any of its Subsidiaries within the next six months, with such Performance Cash Award being subject to the individual’s actually becoming an employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Performance Cash Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned.
     (b) Limitation of Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
          6. Delegation of Authority. Except with respect to matters under Section 162(m) that are required to be determined or established by the Committee to qualify Performance Cash Awards to Executive Officers as qualified “performance-based compensation” the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company or to such other committee of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.
          7. Performance Cash Awards.
     (a) The Committee shall determine the type or types of Performance Cash Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Performance Cash Awards. Each Performance Cash Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and may be signed by the Participant to whom the Performance Cash Award is made and by an Authorized Officer for and on behalf of the Company. All or part of a Performance Cash Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries. Upon the termination of employment by a Participant, any deferred, unvested or unpaid Performance Cash Awards shall be treated as set forth in the applicable Award Agreement.
The terms, conditions and limitations applicable to any Performance Cash Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the amount of Performance Cash Awards that will be paid out to the Participant.

     (i) Nonqualified Performance Cash Awards. Performance Cash Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
     (ii) Qualified Performance Cash Awards. Performance Cash Awards granted to Executive Officers under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) shall be paid on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to an Executive Officer, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following and need not be the same for each Executive Officer:
•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, sales, general and administrative expenses and overhead costs);

•	operating measures (which include volume, margin, productivity and market share);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include equity ratio and net debt);

•	market measures (including those relating to stock price, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.
Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Cash Awards, it is the intent of the Plan to comply with Section 162(m), including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants to Executive Officers and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Cash Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Cash Awards made pursuant to this Plan shall be determined by the Committee to the extent permitted under Section 162(m).
     (b) The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Cash Award that a Participant may earn under this Plan, to the extent permitted pursuant to Section 162(m), if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, Performance Goals and Performance Cash Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established. Further, in the event a period of service to which a Performance Goal relates is less than 12 months, the Committee shall have the right, in its sole discretion, to adjust the Performance Goals and the level of Performance Cash Award opportunity.
     (c) Notwithstanding anything to the contrary contained in this Plan, the amount payable to a Participant under this Plan in respect of any one-year period shall not exceed $5,000,000.
          8. Performance Cash Award Payment.
     (a) General. Payment of Performance Cash Awards shall be made in the form of cash, and may include such restrictions as the Committee shall determine.
     (b) Deferral. With the approval of the Committee, amounts payable in respect of Performance Cash Awards may be deferred and paid either in the form of installments or as a lump-sum payment; provided, however, that if deferral is permitted, each provision of the Performance Cash Award shall be interpreted to permit the deferral only as allowed in compliance with the requirements of Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable. The Committee intends that any Performance Cash Awards under the Plan satisfy or qualify as exempt from the applicable requirements of Section 409A to avoid imposition of applicable taxes thereunder. The Committee may permit selected Participants to elect to defer payments of Performance Cash Awards in accordance with procedures established by the Committee. Any deferred payment of a Performance Cash Award, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.
          9. Taxes. The Company shall have the right to deduct applicable taxes from any Performance Cash Award payment and withhold, at the time of delivery or vesting of cash under this Plan, an appropriate amount of cash for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.
          10. Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Performance Cash Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements.
          11. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Performance Cash Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of a Performance Cash Award or any other benefit under this Plan in violation of this paragraph 11 shall be null and void.
          12. Adjustments. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Performance Cash Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Performance Cash Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for a Performance Cash Award or the assumption of the Performance Cash Award, (ii) to provide, prior to the transaction, for the acceleration of the vesting of the Performance Cash Award or (iii) to cancel any such Performance Cash Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion.
          13. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a Performance Cash Award of cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
          14. Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Performance Cash Award under the Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Performance Cash Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to a Performance Cash Award.
          15. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
          16. No Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary.
          17. Successors. All obligations of the Company under the Plan with respect to Performance Cash Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
          18. Effectiveness. This Plan is effective [ ], 2008. The Plan shall continue in effect for a term of 10 years, unless sooner terminated by action of the Board.